UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                             GENESIS MICROCHIP INC.
                             ----------------------
                                (Name of Issuer)

                           Common Shares, no par value
                           ---------------------------
                         (Title of Class of Securities)

                                    371933102
                                    ---------
                                 (CUSIP Number)

                                December 31, 2002
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                 [X] Rule 13d-1(b)
                 [ ] Rule 13d-1(c)
                 [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Continued on following pages
                               Page 1 of 10 Pages

                                  SCHEDULE 13G

CUSIP No.  371933102                                          Page 2 of 10 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  ANDOR CAPITAL MANAGEMENT, L.L.C.

2        Check the Appropriate Box If a Member of a Group (See Instructions)

                                                a. [ ]
                                                b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  DELAWARE

                            5             Sole Voting Power
 Number of                                       0
  Shares
Beneficially                6             Shared Voting Power
 Owned By                                        0
   Each
Reporting                   7             Sole Dispositive Power
  Person                                         0
   With
                            8             Shared Dispositive Power
                                                 0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [  ]

11       Percent of Class Represented By Amount in Row (9)

                                    0%

12       Type of Reporting Person (See Instructions)

                                    IA

                                  SCHEDULE 13G

CUSIP No.  371933102                                          Page 3 of 10 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  ANDOR CAPITAL MANAGEMENT, INC.

2        Check the Appropriate Box If a Member of a Group (See Instructions)

                                                a. [ ]
                                                b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  DELAWARE

                            5             Sole Voting Power
 Number of                                       0
  Shares
Beneficially                6             Shared Voting Power
 Owned By                                        0
   Each
Reporting                   7             Sole Dispositive Power
  Person                                         0
   With
                            8             Shared Dispositive Power
                                                 0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [  ]

11       Percent of Class Represented By Amount in Row (9)

                                    0%

12       Type of Reporting Person (See Instructions)

                                    HC

                                  SCHEDULE 13G

CUSIP No.  371933102                                          Page 4 of 10 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  DANIEL C. BENTON

2        Check the Appropriate Box If a Member of a Group (See Instructions)

                                                a. [ ]
                                                b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  UNITED STATES

                            5             Sole Voting Power
 Number of                                       0
  Shares
Beneficially                6             Shared Voting Power
 Owned By                                        0
   Each
Reporting                   7             Sole Dispositive Power
  Person                                         0
   With
                            8             Shared Dispositive Power
                                                 0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [  ]

11       Percent of Class Represented By Amount in Row (9)

                                    0%

12       Type of Reporting Person (See Instructions)

                                    IN, HC

                                  SCHEDULE 13G

CUSIP No.  371933102                                          Page 5 of 10 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  CHRISTOPHER M. JAMES

2        Check the Appropriate Box If a Member of a Group (See Instructions)

                                                a. [ ]
                                                b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  UNITED STATES

                            5             Sole Voting Power
 Number of                                       0
  Shares
Beneficially                6             Shared Voting Power
 Owned By                                        0
   Each
Reporting                   7             Sole Dispositive Power
  Person                                         0
   With
                            8             Shared Dispositive Power
                                                 0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [  ]

11       Percent of Class Represented By Amount in Row (9)

                                    0%

12       Type of Reporting Person (See Instructions)

                                    IN, HC

                                                              Page 6 of 10 Pages


Item 1(a)      Name of Issuer:

               Genesis Microchip Inc. (the "Issuer")

Item 1(b)      Address of the Issuer's Principal Executive Offices:

               2150 Gold Street, P.O. Box 2150, Alviso, California 95002

Item 2(a)      Name of Person Filing:

               The Statement is filed on behalf of each of the following persons (collectively, the "Reporting Persons"):

               i) Andor Capital Management, L.L.C. ("Andor Capital Management, L.L.C.");

               ii) Andor Capital Management, Inc. ("Andor Capital Management, Inc.");

               iii) Daniel C. Benton ("Mr. Benton"); and

               iv)  Christopher M. James ("Mr. James").

               This statement relates to shares (as defined herein) formerly held for the accounts of the discretionary advisory clients of Andor Capital Management, L.L.C.

Item 2(b)      Address of Principal Business Office or, if None, Residence:

               The address of the principal business office of each of the reporting persons is 4 Stamford Plaza, 107 Elm Street, 7th Floor, Stamford, CT 06902.

Item 2(c)      Citizenship:

               1) Andor Capital Management, L.L.C., is a Delaware limited liability company;

               2)   Andor Capital Management, Inc. is a Delaware corporation;

               3)   Mr. Benton is a citizen of the United States; and

               4)   Mr. James is a citizen of the United States.

Item 2(d)      Title of Class of Securities:

               Common shares, no par value (the "Shares").

Item 2(e)      CUSIP Number:

               371933102

                                                              Page 7 of 10 Pages


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               (a)  [ ] Broker or dealer  registered under section 15 of the Act
                        (15 U.S.C. 78o.).

               (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c.).

               (c)  [ ] Insurance  company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c.).

               (d)  [ ] Investment  company  registered  under  section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80-8).

               (e)  [X] An    investment    adviser   in    accordance    with
                        ss.240.13d-1(b)(1)(ii)(E).

               (f)  [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

               (g)  [X] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

               (h)  [ ] A savings associations as defined in Section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813).

               (i)  [ ] A church plan that is excluded  from the  definition  of investment company under section 3(c)(14) of Investment Company Act of 1940 (15 U.S.C. 80a-3).

               (j)  [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.        Ownership:

Item 4(a)      Amount Beneficially Owned:

               As of December 31, 2002, none of the Reporting Persons may be deemed the beneficial owner of any Shares.

Item 4(b)      Percent of Class:

               The number of Shares of which each of the Reporting Persons may be deemed to be the beneficial owner constitutes 0% of the total number of Shares outstanding.

Item 4(c)      Number of shares as to which such person has:

               Andor Capital Management, L.L.C.
               --------------------------------
               (i)   Sole power to vote or direct the vote:                    0

               (ii)  Shared power to vote or to direct the vote                0

               (iii) Sole power to dispose or to direct the disposition of     0

               (iv)  Shared power to dispose or to direct the disposition of   0

                                                              Page 8 of 10 Pages


               Andor Capital Management, Inc.
               ------------------------------
               (i)   Sole power to vote or direct the vote:                    0

               (ii)  Shared power to vote or to direct the vote                0

               (iii) Sole power to dispose or to direct the disposition of     0

               (iv)  Shared power to dispose or to direct the disposition of   0

               Mr. Benton
               ----------
               (i)   Sole power to vote or direct the vote:                    0

               (ii)  Shared power to vote or to direct the vote                0

               (iii) Sole power to dispose or to direct the disposition of     0

               (iv)  Shared power to dispose or to direct the disposition of   0

               Mr. James
               ---------
               (i)   Sole power to vote or direct the vote:                    0

               (ii)  Shared power to vote or to direct the vote                0

               (iii) Sole power to dispose or to direct the disposition of     0

               (iv)  Shared power to dispose or to direct the disposition of   0

Item 5.        Ownership of Five Percent or Less of a Class:

               This Item 5 is not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person:

               Andor Capital Management, L.L.C. acts as investment manager and/or investment adviser to a number of investment vehicles. The investors in such vehicles participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the accounts of the entities in which they have invested in accordance with the constitutive documents of such investment vehicles.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

               See Exhibit A of the initial filing to this Schedule 13 G filed by the Reporting Persons on February 13, 2002.

Item 8.        Identification and Classification of Members of the Group:

               This Item 8 is not applicable.

Item 9.        Notice of Dissolution of Group:

               This Item 9 is not applicable.

                                                              Page 9 of 10 Pages


Item 10.       Certification:

               By signing below each of the Reporting Persons certifies that, to the best of such person's knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                                             Page 10 of 10 Pages


                                   SIGNATURES


After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  February 7, 2003             ANDOR CAPITAL MANAGEMENT, L.L.C.



                                    By: /s/ Michael C. Neus
                                        ----------------------------------------
                                    Name:  Michael C. Neus
                                    Title: Chief General Counsel and Principal


Date:  February 7, 2003             ANDOR CAPITAL MANAGEMENT, INC.



                                    By: /s/ Michael C. Neus
                                       -----------------------------------------
                                    Name:  Michael C. Neus
                                    Title: Secretary

Date:  February 7, 2003             DANIEL C. BENTON


                                    By:  /s/ Michael C. Neus
                                        ----------------------------------------
                                    Name:  Michael C. Neus
                                    Title: Attorney-in-Fact

Date:  February 7, 2003             CHRISTOPHER M. JAMES


                                    By:  /s/ Michael C. Neus
                                        ----------------------------------------
                                    Name:  Michael C. Neus
                                    Title: Attorney-in-Fact